MINDSPACE

WELCOME
New Mindspacers

Mindspace Service Agreement Registration Form

CUSTOMER DETAILS

Name of Customer (Company full legal name)	
Veganation Services LTD	
Field of Business	
Contact Person and Authorized Signatory	
Amotz Bachar, Isaac Thomas	
ID / Company Registration Number	
515784155	
Address	
Bar Kochva 23, Bney Brak	
Email	
amotz@vegannation.io	
Mobile Phone	
055-8807444	
Telephone	
-	

LIST OF AUTHORIZED USERS

Subject to the maximum number of workstations in the office

1.	
2.	
3.	
4.	
5.	
6.	
7.	
8.	

THE SERVICES

Office Address (the "**Premises**")	Late Payment Fee
HaMenofim 10, Herzliya	NIS 50 per day
Floor	Commencement Date
2	4/10/2021
Office Number	Term of the Agreement [Monthly/Predefined Term]
243 + 244 + 245	Monthly
Open Space Number	Hours of Use of the Meeting Rooms (per month)
-	10 + 10 + 10 = 30
Hot Desk on an availability basis	Printing Allocation per Month
-	1,000
Monthly Membership Fees	Finance Contact Person
7,200 + 7,200 + 7,200 = 21,600 ILS	Olga Burd
Monthly Membership Fees with VAT	Finance Contact Person Phone
25,272 ILS	olga@vegannation.io
Means of Payment	Finance Contact Person Email
Direct Debit	052-8335428
Advance Payment/Deposit (Including VAT)	
37,908 ILS	
Setup Fee	
-	

Time to sign

Isaac Thomas, CEO	
THE CUSTOMER	**MINDSPACE LTD.**

WELCOME ABOARD, MINDSPACER

MINDSPACE

General Terms and Conditions

These general terms and conditions shall apply to the engagement between Mindspace Ltd. ("**Mindspace**") and the Customer designated in the Mindspace registration form (the "**Customer**").

1. Mindspace Services

A. **Services Package.** The Customer shall be entitled to the following services (the "**Services**"):

i. The right to enter the Mindspace Premises designated in the registration form and to use offices / workstations specified in the registration form (the "**Office**" or "**Premises**") and Common Spaces. Common Spaces shall refer to any space at Mindspace Premises that is not a seat or an office dedicated to a specific Customer of Mindspace or to Mindspace itself (the "**Common Spaces**").

ii. The right to use Mindspace furniture and facilities in the Customer Office or in the Common Spaces.

iii. Access to LAN (in the office rooms only) and WLAN (throughout the Premises) Internet services.

iv. Printing, photocopy and scanning services in the scope specified in the registration form. These services may be utilized by the Customer up to the quotas specified in the registration form. The Customer shall be entitled to increase the quota of use in consideration for payment according to Mindspace's tariff as updated from time to time. The printing, photocopying and scanning quotas are determined on a per month basis for utilization during the same month and cannot be accrued or transferred from month to month. Any unutilized quota of services shall expire at the end of the month and the Customer shall not be entitled to a credit or refund in connection therewith.

v. Use of the conference rooms at the Premises, up to the scope specified in the registration form, is subject to prior reservation of the conference room and availability. Subject to availability, the Customer shall be entitled to increase the quota of use in consideration for payment according to Mindspace's tariff as updated from time to time. The quota of use of conference rooms is determined on a per month basis for utilization during the same month and cannot be accrued or transferred from month to month. Any unutilized quota shall expire at the end of the month and the Customer shall not be entitled to a credit or refund in connection therewith.

vi. Use of the address of the Premises as a business address.

vii. Receive mail and deliveries during the regular operating hours of the Premises.

Mindspace shall be entitled to modify / add / delete / update the list of Services at any time, at its sole discretion, provided that the cessation of a service shall be subject to at least 30 days prior notice to the Customer. Mindspace shall be entitled to provide the service or any part thereof either itself or by any third party designated by it.

B. **Operating Hours**. The Customer shall be afforded access to the Premises and the Office on a 24/7 basis subject to and in accordance with the policy and regulations applied by in building housing the Premises and/or the policies and regulations determined by Mindspace, as applicable. Mindspace's Services and personnel shall be available Sunday through Thursday between 09:00-16:30, except for Jewish holidays and other extraordinary events during which the building is closed for visitors.

C. **Authorized Users**. The list of persons authorized to make use of the Office and receive services from Mindspace (the "**Authorized Users**") is specified in the registration form. The list of Authorized User shall include only employees of the Customer or third parties whom use of the Offices is intended to serve the Customer's business activities. The Customer shall be responsible to update, in writing, the list of Authorized Users on its behalf. Only persons appearing in the list of Authorized Users shall be authorized to use the Office and receive the Services. In the event that the number of Authorized Users shall exceeds the number of Authorized Users specified in the registration form, the Customer shall pay an additional amount per each additional Authorized User as specified in the registration form. If no additional amount is designated, the payment shall be determined according to Mindspace's practice at the pertinent time. The Customer shall not include in the list of Authorized Users any person intending to use the Office for purposes other than the

Customer's business activities. The Customer shall be responsible and liable for any and all acts or omissions of its Authorized Users.

D. **Customers who Share an Office**. Customers who share an office shall sign this Service Agreement jointly and severally. Each Customer shall pay its proportionate share according to the number of Authorized Users specified by it. If a Customer who shares an office shall vacate the office, the remaining Customers shall have the option to continue the agreement and pay their proportionate share in the office according to the new number of Users, or alternatively, to terminate this agreement and vacate the Office as well, subject to and in accordance with the termination provisions set out herein. In the event a Customer vacates a shared Office, the remaining Customers shall be entitled to assume the vacating customers obligations towards Mindspace, including without limitation, to pay the membership fees, as of the date the Offices are vacated, failing which Mindspace shall be entitled to introduce a new Customer to share the Offices in lieu of the vacating Customer.

E. **Change of Location of the Office and of the Services**. Mindspace shall have the right to change the location of the Offices of the Customer and provide an alternative Office, subject to 30 days prior written notice.

F. **Building Systems**. The Building's systems and facilities such as air conditioning will operate during Mindspace **regular** business hours and in accordance with building's policies and regulations. Mindspace is not responsible and shall not be liable for the operation of the buildings systems and facilities or any inoperability or a certain temperature in the Premises thereof.

G. **Infrastructure**. The Customer acknowledges that the provision of certain services is inherently dependent upon the operation and functioning of third party services and infrastructure such as communications, internet, electricity and the like which are not under the control or the responsibility of Mindspace. Accordingly, Mindspace shall not be responsible or liable in any form or manner for any cessation, malfunction, disruption or failure in any of the third party infrastructure or services upon which the Services rely. Furthermore, no cessation, malfunction, disruption or failure in any of the third party infrastructure or services shall relieve the Customer from any of its obligations hereunder including, without limitation, the obligation to pay the full member fees nor afford the Customer any right to modify, change, suspend or terminate this agreement.

2. Membership Fees and Payments

A. **Advance Payment**. Upon signature of this Agreement, the Customer shall pay an advance payment equivalent to the membership fees of one and a half months, as specified in the registration form. The advance payment shall not be refunded for any reason whatsoever. The advance payment shall serve as collateral securing any and all of the Customer's obligations hereunder. Mindspace shall be entitled to recover any amounts due to it hereunder from the advance payment.

B. **Deposit**. Upon commencement of the services, the advance payment shall become a deposit, securing the Customer's obligations hereunder. Mindspace shall be entitled to make use of the deposit in the event of a breach of the Agreement by the Customer. The balance of the deposit shall be returned to the Customer 60 days after termination of this agreement, after setting off any amounts due from the Customer to Mindspace.

C. **Setup Fee**. The Customer shall pay to Mindspace an initial setup fee (a "**Setup Fee**") in the amount of Three Hundred NIS (NIS 300.00) for each workstation used or to be used by the Customer in the Office under the Agreement. The Setup Fee is charged for Mindspace's services in connection with the Customer's initial setup, move in and move out procedures, technology setup, and related services in connection therewith. In the event that the Customer requires to add additional work stations, or moves to another office or location on the Mindspace Premises, then the Customer shall be obligated to pay an additional Setup Fee for each workstation used by the Customer at the new office or location on the Mindspace Premises. Each Setup Fee shall be paid in advance upon the Customer's execution of this Agreement, and, as applicable, prior to the Customer's move to the new office on the Mindspace Premises. Each Setup Fee shall not be refundable for any reason whatsoever except as expressly set forth in this Agreement.

D. **Membership Fees**. The Customer shall be obligated to pay Mindspace the membership fees throughout the term of the engagement designated in the registration form, irrespective of whether or not the Customer actually utilizes the Services. The Membership fees shall be paid in advance on a monthly basis no later than the third day of the month in respect of which the fees are being paid. Mindspace shall issue the Customer invoices in respect of the membership fees and for any other payment the Customer is obligated to make under this Agreement.

E. **Services and Facilities included in the Monthly Fees**. The membership fee includes payment for the use of the Office, the Services, municipal taxes applicable to the Office ('*arnona*'), Building and Premises management fees, electricity and water consumption, uses of the public facilities made available by Mindspace to its users (kitchen, hot and cold beverages, etc.)

F. **Payments for Additional Services**. Services exceeding the quota of the services designated in the registration form shall incur additional payment. Payment shall be according to the amount specified in the registration form, or if not designated, according to the Mindspace practice at the pertinent time.

G. **Late Payment Fee**. In the event of a delay in any payment beyond the 3rd business day of the month for which payment was due by the Customer ("**Late Payment**"), in addition to any other right or remedy available to Mindspace, Mindspace shall be entitled to charge a daily delayed payment fee in the amount designated in the registration form, or in the absence thereof, according to Mindspace's practice at the pertinent time. Without derogating from any other right or remedy and in addition to any other right, Late Payment will accrue interest at the rate of one percent (1%) per month from the 15th day following the due date for payment until the date of receipt of payment.

H. **Means of Payment**. Payments under this Agreement shall be made by a bank transfer in the form of a recurring payment order or by checks, as specified in the registration form. Upon signature of this Agreement the Customer shall provide Mindspace with: (1) a check for the Advance Payment (2) a recurring payment order form signed by the Customers' bank and in a form that is acceptable by Mindspace or alternatively, six (6) additional checks covering the first six (6) months of membership fees. Should the customer choose to pay by checks, then every three (3) months the customer will deposit with Mindspace three (3) additional checks for the remaining agreement period.

I. **Modification of Fees**.

  i. Mindspace shall be entitled to modify the membership fee or the tariff for any services at any time. Notice of the modification of the membership fee or the tariff shall be provided sixty (60) days prior to the modification entering into effect and shall be published in the Mindspace regulations.

  ii. On each anniversary of the Start Date (including during any Commitment Term), the Membership Fee shall be subject to an automatic three percent (3%) increase over the then current Membership Fee (due to indexation increase and additional costs increase).

  iii. Notwithstanding section I(i), Mindspace reserves the right to further increase, sustain or decrease the Membership Fee or any other services' tariff at Mindspace's sole discretion upon sixty (60) days' prior notice as shall be published in the Mindspace website and application.

J. **Debts**. Without derogating from any other remedy, in the event of any debt of a Customer to Mindspace, Mindspace shall be entitled to suspend any Services to the Customer and prevent its access to the Premises.

K. The Customer shall immediately notify Mindspace in writing upon loss of the personal access card of the Customer and any of its Authorized Users. In the event of loss, Mindspace shall be entitled to charge the customer a fee of 50 NIS + VAT. The Customer shall be liable for any costs arising from access card or keys loss or replacement. All of the keys and access cards of the Customer and any of its Authorized Users shall be returned to Mindspace immediately upon termination of this Agreement.

3. Term of the Agreement

A. **Effect**. This Agreement shall be effective and binding only upon the signature thereof by both parties and the cashing-in of the advance payment to Mindspace.

B. **Period**. The term of this Agreement shall be for the period designated in the registration form (the "**Term**").

C. **Lack of Space**. Mindspace shall not be responsible nor liable in any manner towards the Customer in the event of a delay in the delivery of the Office. In such event the Customer shall not be obligated to make any payment whatsoever until an office space shall be made available for its use. If the office is not made available for the Customer's use within 10 (ten) business days from the date agreed for its occupancy, the Customer's sole and exclusive remedy shall be to cancel this Agreement by delivery of an advance written notice and receive a refund of all amounts paid by the Customer to Mindspace.

D. **Termination for Convenience**.

i. An agreement for a predefined period (not monthly) cannot be canceled for convenience. It is hereby clarified that Customer shall be liable for payment of all applicable payments until the end of the Term. Following the predefined term, the agreement shall be considered as a renewable agreement and the provisions of section (D)(ii) shall apply.

ii. An agreement with an automatic renewal (e.g., a monthly agreement) may be terminated by either Party, provided that a written notice is given to the other Party. In this case, the agreement shall terminate on the last day of the month following the month during which the termination notice was given (i.e. current + 1 month).

iii. Notwithstanding the above, Mindspace shall be entitled to terminate this Agreement in the event that its lease agreement with the Premises' landlord is terminated or suspended for any reason.

E. **Termination of the Agreement with Cause**. Mindspace – and Mindspace only – shall be entitled to terminate this Agreement immediately in the following cases: (a) the Customer has become bankrupt, insolvent, goes into liquidation or is unable to pay its debts when due, or (b) the Customer or one of the Authorized Users had breached any of the Customer's obligations under this Agreement and the breach was not cured within fourteen (14) days of the notice concerning the breach, or (c) the Customer, Authorized Users, or any other person or entity who was invited by the Customer to the Office was behaved in a manner inconsistent with Mindspace's codes of conduct or otherwise terms of use on the Premises, as determined at the sole discretion of Mindspace, or (d) the Customer or any of the Authorized Users or any person on behalf of the Customer is being a nuisance to Mindspace or its customers, or creates a risk to any person health or safety, or imposes any other person engage in any illegal activities, or engage in any unlawful, defamatory, libelous, threatening, pornographic, harmful, hateful, racial, violent, offensive behavior or malicious cause damage to Mindspace or any other third party (e) the Agreement between Mindspace and the owners of the Premises has been canceled, ended, terminated or suspended for any reason whatsoever, or (f) the Customer has breached a legal obligation or duty.

F. In predefined term agreements, an early termination of this Agreement shall not derogate from any undertakings of the Customer under this Agreement, including all payment obligations for the entire duration of the Term set forth in the registration form—whether or not Mindspace has signed an agreement with another customer for the pertinent period. It is clarified that in any termination of this Agreement, the Customer shall owe all of the remaining payments and other fees under this Agreement until the end of the Term, irrespective of whether or not the Customer actually utilizes the Services.

G. **End of Term**.

i. The Customer shall vacate the Office at the last business day preceding the last date of this Agreement.

ii. At the end of this Agreement, for any reason, the Customer shall vacate the Office immediately, return the Office in an equivalent good condition as when the Customer received it, except for fair wear and tear and, and free of any person or object. Mindspace shall be entitled to charge the Customer for the costs of cleaning or reinstating the offices in their original condition, upon the departure of the Customer. The provisions of this Section shall also apply in the event that the Customer moves to another office or location on the Premises.

iii. Mindspace shall not be responsible for any personal property that shall be left by the Customer, by the Authorized Users or their representatives in the Office or the Premises. Mindspace shall be entitled to

dispose of the properties at the expense of the Customer in any way it shall deem fit, without being responsible or otherwise liable to the Customer with respect to it.

iv. A Customer who shall not vacate its Office at the end of the Term shall incur payments for any damages or losses incurred as a result of the delay in evacuation.

v. Over a period of three months following the lapse of the term, Mindspace shall continue to receive mail, faxes, phone calls, and visitors of the Customer. Mindspace shall not be obliged to notify the Customer in connection with receipt thereof. It is the sole responsibility of the Customer to verify or collect any such communications. Mindspace shall be entitled to charge a fee for these services in addition to the payment set forth in this Agreement. The payment for these services shall be a fixed fee that applies to Mindspace's Customers and shall be determined by Mindspace from time to time. After the expiration of said three months period, Mindspace shall not be responsible for providing these services unless it shall be agreed to the contrary, in writing, between Mindspace and the Customer, to the continued granting of the services for a consideration.

4. Personal Data Protection

A. DATA PROTECTION

i. In this clause:

1. "**Data**" means any data or information, in whatever form, which is owned, controlled, processed or stored by the Customer on the Mindspace systems and network;
2. "**Data Protection Laws**" means the European Directive 2002/58/EC and EU Regulation 2016/679 (the General Data Protection Regulation) and any legislation and/or regulation implementing or made pursuant to them, or which amends, replaces, re-enacts or consolidates any of them (including but not limited to the Privacy and Electronic Communications (EC Directive) Regulations 2003), and all other applicable laws relating to the processing of personal data and privacy that may exist in any relevant jurisdiction, including, where applicable, the guidance and codes of practice issued by the relevant supervisory authorities; and
3. the terms "appropriate technical and organizational measures", "data controller", "data processor", "data subject", "personal data", and "processing" shall be interpreted in accordance with applicable Data Protection Laws.

ii. The parties agree that:

1. the provisions of this clause (J) shall apply to any personal data which is included in the Data ("**Relevant Data**"); and
2. the Customer is the data controller and Mindspace is the data processor in respect of any Relevant Data Mindspace processes in connection with this Agreement.

iii. Where required by Data Protection Laws, the parties shall amend this Agreement to include a description of the relevant processing activities to be carried out by Mindspace in relation to the Relevant Data (including the subject matter and duration of the processing, the nature and purpose of the processing, the type of personal data being processed, the categories of data subjects and the obligations and rights of the Customer as data controller) via a written amendment agreed and signed by both parties.

iv. Each party undertakes to comply in all material respects with all of its obligations under applicable Data Protection Laws which arise in connection with the processing of Relevant Data in accordance with the Agreement, and not to act in a way that causes the other party to be in breach of its own obligations under applicable Data Protection Laws.

v. Mindspace agrees that it shall:

1. only process Relevant Data in accordance with the Customer's written instructions from time to time, including the provisions of this agreement, and shall promptly notify the Customer if, in Mindspace's opinion, an instruction infringes applicable Data Protection Laws. If applicable law requires

Mindspace to process Relevant Data for any other purpose it shall, where legally permitted, inform the Customer before carrying out such processing;

2. ensure that any personnel required to access the Relevant Data have committed to keep it confidential or are under an appropriate statutory obligation of confidentiality;
3. not give access to or transfer any Relevant Data to any third party, except Mindspace group companies, and except sub-processors provided that Mindspace (i) ensures that any engaged sub-processors shall abide by data protection requirements no less stringent than this Agreement and (ii) remains fully liable to the Customer for sub-processors acts or omissions in regard to their processing of Relevant Data. The Customer should note that Mindspace will sub-contract certain infrastructure relating to its Relevant Data processing operations to reputable Israel-based organizations. For further information or details of such organizations, the Customer should contact Mindspace ;
4. implement and maintain appropriate technical and organizational measures to protect Relevant Data against unauthorized or unlawful processing and against accidental destruction or loss, damage, theft, alteration, or disclosure and ensure that such measures provide a level of security that is appropriate to the risk to the Relevant Data;
5. taking into account the nature of the processing being undertaken by Mindspace in connection with the Agreement, assist the Customer by implementing appropriate technical and organizational measures (in so far as is possible) to enable the Customer to fulfil its obligation to respond to requests from data subjects exercising their rights under applicable Data Protection Laws in relation to the Relevant Data;
6. taking into account the nature of the processing being undertaken by Mindspace in connection with the Agreement and the information available to Mindspace, assist the Customer in compliance with its obligations in relation to the Relevant Data under Articles 32 – 36 (inclusive) of the General Data Protection Regulation;
7. promptly refer to the Customer any queries in respect of Relevant Data from data subjects, supervisory authorities or any other law enforcement authorities for the Customer to resolve, and promptly provide such information to the Customer as it may reasonably require to allow such resolution;
8. at the Customer's request, provide all information reasonably necessary to demonstrate MINDSPACE's compliance with this clause 19; on expiry or termination of the Agreement, upon the Customer's request, securely destroy or return all Relevant Data to the Customer and delete existing copies (unless applicable law requires Mindspace to store the Relevant Data); and
9. allow, and provide all reasonable assistance to enable, the Customer and its auditors or authorized agents to conduct audits or inspections for the purposes of verifying Mindspace's compliance with this clause 19 and all applicable Data Protection Laws. Such audits or inspections may only be conducted once in any 12 months period (unless a Security Incident (as defined below) has occurred within the previous 12 months) and on not less than seven days' prior written notice to Mindspace. Any such audit or inspection will be limited to records, processes and systems relating to the Relevant Data and will be conducted in a manner which does not disrupt Mindspace's operations or prejudice duties owed by Mindspace to third parties.

The Customer hereby consents to the processing of the Relevant Data outside the European Economic Area. Relevant Data may be transferred in order for Mindspace to manage certain security processes such as access control and for disaster recovery purposes. Mindspace considers that such transfers will be necessary for the efficient and effective performance of Mindspace's obligations under the Agreement.

vi. If Mindspace becomes aware of any accidental, unauthorized or unlawful destruction, loss, alteration, disclosure of or access to any Relevant Data that it processes in connection with this Agreement (a Security Incident) it shall promptly, but in all cases within three days, notify the Customer and provide the

Customer with all reasonable assistance and cooperation that it requires in connection with the Security Incident.

vii. For the avoidance of doubt, where a third-party processing Relevant Data on behalf of Mindspace, including any Mindspace group company or subcontractor fails to fulfil its obligations under any sub-processing agreement or any applicable Data Protection Laws, Mindspace shall remain fully liable to the Customer for the fulfilment of Mindspace's obligations under this Agreement.

B. Mindspace's data protection officer is MyEDPO, which may be contacted at dpo@mindspace.me; +972 3 720-7767 (Israel working hours).

5. Additional Terms

A. The Customer shall not make any changes or modifications to the Office, including bringing additional furniture, furnishings or decorations into the Office or install satellite or microwave antennas, dishes, cabling, and technology or telecommunications lines in the Office without the prior written consent of Mindspace, which Mindspace may refuse in its sole discretion without prior written approval by Mindspace.

B. Customer or any of its Authorized Users shall not conduct any act that may be disruptive, unlawful, defamatory, libelous, threatening, pornographic, harmful, hateful, racial, violent, or offensive or act of disorderly nature or any act causes trouble or inconvenience. The Customer hereby agrees to act in accordance with the regulations and codes of conduct of Mindspace as applicable from time to time, and these shall constitute an integral part of this Agreement. A copy of the codes and regulations shall be posted on the website of Mindspace or sent by email to the Customer and shall be available for review at Mindspace's Offices

C. The customer shall refrain of any conduct in the Office that might result in a nuisance or other annoyance of any kind to other people or to property at the Premises.

D. The Customer undertakes to strictly observe that any person or entity on its behalf and its guests and visitors shall obey by the provisions of this Agreement.

E. The Customer undertakes not to affix any signboard in the Office and in its vicinity, other than in such place, manner and size that is approved in writing by Mindspace. Mindspace retains the sole discretion whether to grant said approval.

F. Customer acknowledges that pictures and images of Premises and Customer's Office may be taken, which may or may not include persons, including the Customer or its Authorized Users. The Customer hereby authorizes Mindspace the use of such images and pictures for its advertising, marketing, promoting or other similar uses.

G. Customer with a dedicated desk at the open space area shall be obliged to vacate their belongings from their desk immediately whenever it shall not use said Office. The Customer's belongings and property shall be under the Customer's sole responsibility and liability.

H. The Customer acknowledges that it is aware that Mindspace may hold events in the open space area at any time under Mindspace sole discretion. Neither it nor its Authorized Users shall have any claim in this matter. Mindspace shall be authorized to withhold Services, to restrict access to the open space area and to move furniture—as it see fits—for this purpose. The Customer is not entitled to host any public event in the Premises without Mindspace prior written consent. In order to obtain such consent, Customer shall provide Mindspace reasonable notice and provide all required paperwork.

I. Mindspace shall be authorized to publish the Customer's name and to use its logo and trademarks on the Mindspace's site, website, mobile application and other advertisements on its behalf and in confidential materials prepared for shareholders/members/prospective shareholders.

J. The Customer must not use the Mindspace name or trademark in any way in connection with Customer business without the express written consent of Mindspace.

K. The Customer acknowledges and agrees to provide its name and contact details to third party contractors and service providers with whom Mindspace had contracted for the sole purpose of receiving benefits or any other services for the Customers. The Customer may notify said third party it demands removal of its details from the mailing lists.

L. The Customer, in its name and on behalf of other person or entity on its behalf including the Customer's employees and agents and its guests, hereby irrevocably waive all claims and rights against Mindspace and any entity associated with it, with respect to personal injury or damage, destruction, theft or loss of property or body injury, all to the maximum extent permitted by law, whether or not said lost or destruction is the result of malfunctions of the building or any of its systems. The Customer agrees and acknowledges that Mindspace shall not be responsible for insuring of the Customer's property or injuries and shall not be responsible or liable for any damage, injury and loss of any kind.

M. The aggregate financial liability of Mindspace or of the entities associated with it towards the Customer, the Authorized Users or the Customer's guests or participants for any reason and for any activity shall not exceed the total membership fees actually paid by the Customer to Mindspace under this Agreement. Mindspace and the entities associated with it shall in no event be liable for any indirect, circumstantial damages or for loss of profit or other commercial opportunities.

N. The Customer shall indemnify Mindspace and the entities related to it in connection with any claims, liabilities, and expenses caused by any breach of this Agreement, by act or omission, by the Customer or by any person or entity on its behalf or any of the Authorized users. The Customer shall be exclusively responsible for the actions and for all damages caused by any third party whom the Customer, the Authorized Users or their guests invited to enter into the Office complex, visitors, employees, agents, suppliers and contractors ("**Customer related Person**"). The Customer releases Mindspace from any liability arising from any act or omission of the Customer Related Person. The Customer shall indemnify Mindspace and the entities related to it in connection with all liabilities, expenses, damages, or other of whatever kind, arising from any claims or demands by Customer's employees, contractors or any third party, relating to, or arising from any act or omission of the Customer Related Person.

O. The Customer is the exclusive responsible and liable for any damage caused by a pet brought by a Customer or Authorized Users or Customer Related Person.

P. Mindspace does not control and is not responsible for the actions of other customers. If a dispute arises between the customers or any Customer Related Person, Mindspace shall have no responsibility or obligation to participate, mediate, take action or indemnify any party in connection to the said dispute. The Customer on behalf of its Authorized Users hereby release and irrevocably waives and renounces any claim, demand or other cause arising from any act or omission of any party other than Mindspace itself.

Q. The Customer is exclusively and solely responsible for taking out an insurance policy at its expense, and a general commercial liability insurance covering the Customer and the Users for loss and damage to property, injuries to Customers, to the Authorized Users, Customer related person and to their guests, and prevention of use of or access to some or all parts of the complex. The Customer shall have no claims in this regard against Mindspace and it exempts Mindspace from legal responsibility or liability in connection with the matter. It is hereby clarified that Mindspace shall not be responsible to verify the existence or terms of the Customer's insurance.

R. Mindspace shall have a right of entry to the Premises and Office without a prior notice, for purposes of carrying out maintenance services, security or safety. In such cases Mindspace may temporarily move furniture.

S. The Customer acknowledges that it is aware that in the event that Mindspace shall be legally obligated to provide information to an authority regarding Customers or Users, it shall be entitled to do so, and neither it nor its Users shall have any claim in this regard.

T. This agreement grants the Customer personal right of use only at the Office and to receive the Services, as specified hereinabove. No tenancy or lease relationship shall exist between the parties, nor shall the Agreement grant to the Customer any proprietary or contractual right in the Offices.

U. The Customer shall use Common Spaces temporarily, reasonably and without any interference to the use by any other person. The Customer shall not store any of its property or materials in the Common Spaces.

V. The Customer acknowledges and agrees for itself and on behalf of its Authorized Users that security cameras are installed in the Office space, Common Space and open space area. The Customer shall not request and Mindspace shall not have any obligation to maintain or provide the Customer any Premises photos, photographic records, video films or other security video films.

W. This Agreement is subject to the lease agreement between Mindspace and the owners of the Offices and to the management agreement and building regulations. In the event of a conflict between the provisions of this Agreement with the lease agreement and building regulations, or with and any other relevant agreement, the provisions of these agreements and regulations shall prevail. In the event of termination of the lease agreement for any cause, this Agreement shall terminate on that same date, and the Customer shall not have any claims in this regard.

X. The Customer is not entitled to assign its rights, duties or obligations (or any part thereof) under this Agreement to any third party whatsoever or to grant rights of use in or to the Offices or any of the Services to any third parties, without Mindspace written consent. It is hereby clarified that the Customer is not entitled to sublease its Office or any part thereof. In the event of such assignment or grant, Mindspace shall be entitled to terminate this Agreement immediately, in addition to any other available relief or remedies. However, Mindspace shall have the right to assign or to pledge its rights under this Agreement to any third party, without the consent of the Customer, and shall notify the Customer in connection with said assignment, provided the rights of the Customer under the Agreement shall not be undermined.

Y. The Customer undertakes, as long as this Agreement shall be in force and effect and for a period of six months following its termination, not to solicit or offer employment to the managers, employees, representatives of subcontractors or agents of Mindspace.

Z. The Customer hereby agrees and acknowledges that the Keepers Law of 1967 shall not apply to the parties' relationship hereunder and in any event and Mindspace shall not be held liable under its terms.

AA. All notices shall be made in writing and sent to the address or to the email address specified on the registration form. It is the Customer's responsibility to keep the records of its address updated.

BB. Nothing herein contained shall be deemed to create or establish an employment, agency, joint venture, or partnership relationship between the parties or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party.

CC. The Customer agrees to receive emails and messages communication from Mindspace which may include promotional content. The Customer may opt out of receiving promotional messages from Mindspace by following the instructions in those messages. If the Customer opts out, Mindspace may still send the Customer informative communications, such as those about the Customer account, about services the Customer requested, or Mindspace ongoing business relations. In this section "**Customer**" shall refer also to Customer employees, agents, Authorized Users and any other related parties.

DD. All terms of this Agreement are strictly confidential. The parties are prohibited to disclose any term without the other party's written consent, unless disclosure is required by a competent authority by law, provided a prior notice of 7 days was given thereof to the other party (unless such notice was prohibited by said authority). This obligation shall apply perpetually including after the termination of the Agreement.

EE. All matters relating to the validity, interpretation, implementation and enforcement of this Agreement, and the rights, duties and obligations thereof pursuant hereto, shall be governed solely by the laws of the State of Israel. Exclusive jurisdiction with respect to any matter arising from or related to this Agreement shall solely rest with the competent courts in Tel Aviv - Jaffa, Israel. Any proceedings to resolve or litigate any dispute in any forum will be conducted solely on an individual basis. Neither Customer nor Mindspace will seek to have any dispute heard as a class action or in any other proceeding in which either party acts or proposes to act in a representative capacity.

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